UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2015

Quanex Building Products Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33913	26-1561397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 West Loop South, Suite 1500, Houston, Texas 77027

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 961-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws

On October 27, 2015, the Board of Directors (the “Board”) of Quanex Building Products Corporation (the “Corporation”), approved certain amendments to the Corporation’s Amended and Restated Bylaws (the “Bylaws), as follows:

•	Section 3.4 of the Bylaws was amended to set the advance notice window for stockholder board nominations and proposals for the 2017 annual meeting and each annual meeting thereafter at 90-120 days in advance of the anniversary of the prior year’s annual meeting.

•	Section 3.5 of the Bylaws was amended to permit stockholders holding 25% of the voting power of the outstanding capital stock to call a special meeting and to provide certain procedures and changes related to the calling of such special meeting by stockholders.

•	Section 3.10 of the Bylaws was amended to require that each director in an uncontested election be elected by a majority of the votes cast at the applicable stockholder meeting.

The aforementioned summary of amendments to the Bylaws is qualified in its entirety by reference to the text of the Second Amended and Restated Bylaws of the Corporation filed as Exhibit 3.1 to this report.

In addition, on October 27, 2015, the Board approved, subject to the approval by the Corporation’s stockholders at the Corporation’s next annual meeting of stockholders in 2016, certain amendments to the Corporation’s Certificate of Incorporation (the “Charter”), as follows:

•	Article Twelfth of the Charter would be amended to phase-in a declassification of the Board over a three year period beginning in 2017 (the “Declassification Amendment”).

•	Articles Fourteenth and Fifteenth would be amended to set the stockholder approval threshold for certain amendments to provisions of the Charter at 66 2/3% of the voting power of the outstanding shares of capital stock. The applicable Charter provisions amendable by such vote would include provisions addressing (a) the structure of the Board (including its phased declassification) and other Board related mechanics, (b) stockholder approval of interested stockholder transactions and (c) the prohibition on action by written consent.

•	Article Sixteenth would be amended to set the approval threshold for changes to the Bylaws effected by stockholders at 66 2/3% of the voting power of all of the outstanding shares of capital stock.

In addition, in connection with the foregoing proposed Charter amendments, the Board also approved, contingent on stockholder approval of the applicable Charter amendments, certain other related and/or conforming Bylaw amendments, including an amendment to Section 4.4 of the Bylaws to provide that (i) until the Board is fully declassified, directors shall be subject to removal for cause only by majority vote of stockholders and (ii) following the time the Board is fully declassified, annually elected directors shall be removable with or without cause by 66 2/3% of the voting power of the outstanding shares of capital stock.

In connection with the foregoing amendments and approved changes, the Corporation issued a press release, as identified in Item 8.01 in this Current Report on Form 8-K.

Item 8.01	Other Events.

On October 27, 2015, the Board approved an amendment to the Corporation’s Corporate Governance Guidelines, effective immediately, to provide that no person will be nominated to serve as a director on the Board after reaching his or her 72nd birthday, unless the Nominating and Governance Committee has voted, on an annual basis, to waive the retirement age. The aforementioned summary of the amendment to the Corporate Governance Guidelines is qualified in its entirety by reference to the text of the Corporate Governance Guidelines, as amended, filed as Exhibit 99.1 to this report.

On October 28, 2015, the Corporation issued a press release announcing (1) the Bylaw and proposed Charter amendments described in Item 5.03 and (2) the amendment to its Corporate Governance Guidelines described in the first paragraph of this Item 8.01. The full text of the press release is attached as Exhibit 99.2 to this current report on Form 8-K and is incorporated herein by reference.

Important Additional Information

The Corporation, its directors and certain of its executive officers will be participants in the solicitation of proxies from the Corporation’s shareholders in connection with the Corporation’s 2016 annual meeting of shareholders (“Annual Meeting”). The Corporation intends to file a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting. Information regarding the names and interests of such participants in the Corporation’s proxy solicitation will be included in the applicable proxy statement. These documents are available free of charge at the SEC’s website at www.sec.gov.

The Corporation will be distributing a definitive proxy statement to the shareholders entitled to vote at the Annual Meeting. WE URGE INVESTORS TO READ ANY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE CORPORATION MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any proxy statement and any other documents filed by the Corporation with the SEC in connection with the possible proxy solicitations at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Corporation’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=103173&p=irol-irhome.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Second Amended and Restated Bylaws of Quanex Building Products Corporation

99.1	Corporate Governance Guidelines

99.2	Press Release dated October 28, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANEX BUILDING PRODUCTS CORPORATION

Date: October 28, 2015	By:	/s/ Kevin P. Delaney
	Name:	Kevin P. Delaney
	Title:	Senior Vice President – General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

3.1	Second Amended and Restated Bylaws of Quanex Building Products Corporation

99.1	Corporate Governance Guidelines

99.2	Press Release dated October 28, 2015